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                                  EXHIBIT 99.1
                          GSE ERUDITE LETTER OF INTENT


                                                         CONTACT: Carol DeMatteo
                                                                Public Relations
                                                            (617) 241-9200 x1293

          KEANE SIGNS LETTER OF INTENT TO ACQUIRE GSE ERUDITE SOFTWARE

      PROPOSED ACQUISITION WOULD EXPAND KEANE'S PRESENCE IN SALT LAKE CITY

     SALT LAKE CITY, April 14, 1998 -- Leading software services firm Keane, Inc. (AMEX:KEA) and GSE Systems, Inc. (NASDAQ:GSES) today announced the signing of a letter of intent for Keane to purchase substantially all of the assets of Salt Lake City-based GSE Erudite Software, Inc. GSE Erudite is an information technology consulting company with 1997 revenues of approximately $18 million and a subsidiary of GSE Systems, Inc. The proposed acquisition is subject to the execution of a definitive purchase agreement, which is anticipated to be completed by early May. Terms of the agreement were not disclosed.

     Combining operations would increase Keane's Salt Lake City consulting staff to approximately 175, significantly expanding Keane's presence in Salt Lake City. The proposed acquisition would also allow Keane to offer its full range of IT consulting, application development, integration and outsourcing solutions to an increased client base.

     "Acquiring GSE Erudite's business is consistent with Keane's strategy to achieve critical mass and market leadership in the major areas it serves," said Brian Keane, office of the president for Keane. "GSE Erudite's strengths in IT consulting and custom application development perfectly complement Keane's industry-leading application management, development and integration solutions."

     Earlier this year, Keane announced its acquisition of application development and software consulting company Omega Systems, enabling Keane to expand its presence in Pittsburgh.

     "We believe that this proposed transaction is a significant step in our previously announced initiative to refocus our company back to building a stronger core business of controls and simulation," said Chris Carnavos, president of GSE Systems. "Erudite is a much better fit with Keane."

                                      (more)
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Keane Signs Letter of Intent to Acquire GSE Erudite Software/2

     GSE Erudite Software, which has offices in Salt Lake, South Jordan, and Provo, Utah, and Phoenix, Arizona, is a leading regional provider of cost-effective client/server technology through consulting, custom application development, training services and hardware/software sales. GSE Erudite Software was the 1995 winner of "The Utah 100 Award" for being the state's fastest growing company over the previous five years.

     GSE Systems, Inc. develops and delivers business and technology solutions by applying process control, data acquisition and simulation software, systems and services to the energy, process and manufacturing industries worldwide. The company's products are used in over 700 applications, representing over 250 customers in 30 countries in the following industries: specialty chemical, food and beverage, petroleum refining, oil and gas, pharmaceutical, fossil and nuclear power generation, metals and water treatment. GSE Systems is headquartered in Columbia, Maryland with offices in Georgia, Louisiana, Texas, Arizona, Pennsylvania, Utah and North Carolina, and its global locations include offices in Belgium, Japan, Korea, Singapore, Sweden and Taiwan. Information about GSE Systems is available via the Internet's World Wide Web at http://www.gses.com

     Headquartered in Boston, Massachusetts, Keane, Inc. is a $650 million firm that helps companies build and manage high-performance IT organizations. Keane does this by adhering to rigorous process and management disciplines and performance metrics incorporated in its six core IT solutions. Keane's services include IT consulting, application development, application outsourcing, year 2000 compliance, help desk outsourcing, and enterprise healthcare solutions. These service offerings are delivered through a North American network of more than 40 branch offices. Information about Keane, which was named the Wall Street Journal's Best 10-Year Performer, is available via the Internet's World Wide Web at http://www.keane.com.

_____________________________________________________________________________

This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected consummation of the acquisition of substantially all of the assets of GSE Erudite and the future benefits Keane expects to derive as a result of such acquisition. There are a number of factors that could cause actual results to differ materially from those indicated. Such factors include, without limitation, the possibility that Keane and GSE Erudite may be unable to agree on terms for a definitive agreement, that such terms may be different than those currently anticipated, the satisfaction of various customary closing conditions, Keane's success in integrating GSE Erudite into its own operations, and the various factors set forth under the caption "Certain Factors That May Affect Future Results" in Keane's annual report or Form 10-K for the year ended December 31, 1997, which important factors are incorporated herein by reference.